Exhibit 19

Sterling Bancorp, Inc.

Insider Trading Policy

BUSINESS UNIT	Legal / Holding Company
DATE ESTABLISHED	10/17/2017
PREVIOUS APPROVAL DATE	01/26/2023
ASSOCIATED POLICIES	None

SENIOR LEADER POLICY MANAGER	Elizabeth M. Keogh Chief Legal Officer	12/28/2023
EXECUTIVE POLICY OWNER	Elizabeth M. Keogh Chief Legal Officer	12/28/2023
EXECUTIVE COMMITTEE POLICY APPROVER	Not Applicable	N/A
BOARD COMMITTEE POLICY APPROVER	Not Applicable	N/A
BOARD CHAIR OR CEO POLICY APPROVER	Bancorp Board	03/21/2024

Sterling Bancorp, Inc.

Policy Outline

Policy Overview	3

Persons Subject to Insider Trading Policy	3

Policy Statement Generally	3

Securities Transactions Subject To This Policy	4
Limited Exceptions	4
Material Nonpublic Information	4
Materiality	4
Nonpublic Information	5
Additional Prohibited Transactions	5
Short Sales	5
Standing Orders	5
Publicly Traded Options	5
Hedging Transactions	5
Margin Accounts and Pledges	6
Other	6

Window Periods Applicable to Directors and Designated Employees	6

Section 16/Form 144 Rules Applicable to Directors and Certain Executive Officers	7
Section 16	7
Form 144	7

Enforcement	7

Responsibility	7

Appendix A – Insider Trading Policy - Designated Employees	8

Insider Trading Policy	Page 2
Data Classification Level: Internal

Sterling Bancorp, Inc.

Policy Overview

For ease of use, references in this policy to the “Company” means Sterling Bancorp, Inc. (“Sterling”) and its direct and indirect subsidiaries and affiliates.

U.S. federal securities laws prohibit the purchase or sale of securities of a company by persons aware of material, nonpublic information about such company, or the disclosure of material nonpublic information about a company to another person who then trades in its securities (together referred to herein as “insider trading”). Insider trading violations are pursued vigorously by regulatory authorities and sanctions can be severe. Those subject to sanctions include the persons illegally trading, persons who tip material nonpublic information to other persons who illegally trade, and potentially companies and other controlling persons if they fail to take reasonable steps to prevent insider trading.

Sterling recognizes that the Company’s directors, officers and other employees will invest in and hold securities of Sterling and encourages them to do so as a long-term investment. However, in order to insulate the Company and such persons from sanctions for insider trading, as well as to prevent any appearance of improper conduct by any such persons, Sterling has adopted this Insider Trading Policy.

Persons Subject to Insider Trading Policy

This policy covers directors, officers, and all other employees of the Company, as well as any other person having access to material nonpublic information of the Company, including any contractors or consultants to the Company. This policy also applies to the foregoing persons’ family members or others who reside with them, and any other persons or entities whose securities transactions are directed by the foregoing persons or subject to their influence or control. Collectively, these persons are referred to herein as “Covered Persons.”

Any Designated Employee of the Company (the Company’s Chairman, Chief Executive Officer, President, Chief Financial

Officer, Chief Operating Officer, employees or consultants reporting directly to them, and certain other employees of the Company and its affiliates designated by the Chief Executive Officer or Chief Financial Officer) or member of Sterling’s Board of Directors (a “Director”) should also see “Window Periods Applicable to Directors and Designated Employees” below. Directors and Designated Employees must check with the Company’s Chief Legal Officer (the “Chief Legal Officer”) prior to any and all trading in Sterling securities subject to this policy. The Company’s Chief Legal Officer maintains a current list of Designated Employees. Employees are notified once they are added to the list and become a Designated Employee. Although employees who are not Designated Employees and are not aware of material nonpublic information are generally free to purchase or sell Sterling securities at any time, we urge all employees to limit their purchases or sales to the “window periods” set forth in “Window Periods Applicable to Directors and Designated Employees” below.

This policy continues to apply to one’s transactions in Sterling securities even after he or she has terminated employment with the Company or no longer serves as a Director on Sterling’s Board of Directors, until such time such person no longer has any material nonpublic information related to his or her employment with the Company or due to his or her service on Sterling’s Board of Directors.

Policy Statement Generally

Except for the limited exceptions set forth below, any Covered Person who is aware of material nonpublic information relating to the Company may not, directly or indirectly through other persons or entities, (a) buy or sell securities of Sterling, or engage in any other action to take personal advantage of such information or (b) provide such information, or recommend any transaction in Sterling securities, to any other persons or entities outside of the Company (including through “anonymous” communications through the internet or elsewhere). The Company also prohibits Covered Persons from engaging in transactions in Sterling securities for speculative purposes. See “Additional Prohibited Transactions” below.

Insider Trading Policy	Page 3
Data Classification Level: Internal

Sterling Bancorp, Inc.

In addition, all Covered Persons who learn of material nonpublic information about a company with which the Company does or may do business, including trading for proprietary or fiduciary accounts, in the course of working for the Company, may not trade in that company’s securities until the information becomes public or is no longer material. Any such material nonpublic information has been shared with the Company with the understanding that such information is only to be used to facilitate the relationship between the Company and the third party and may not be used for any other purpose. Employees are strictly prohibited from misappropriating any such material nonpublic information to trade in the securities of such third party or otherwise, and are obliged to keep all such information confidential, sharing it only as necessary to promote the mutual goals of the Company and such third party.

Securities Transactions Subject To This Policy

Subject to the limited exceptions below, transactions in all Sterling securities are subject to this policy, including without limitation common stock, preferred stock and equity awards issued to employees. Transactions that may be necessary or justifiable for personal reasons, such as the need to raise money for an emergency expenditure, are not excepted from this policy.

Limited Exceptions

Option Exercises

This policy does not apply generally to the exercise of an option, including a cashless exercise solely through the Company or the exercise of a tax withholding right through the Company to satisfy tax withholding requirements. However, this policy does apply to any sale of the stock received upon exercise of the option, including any deemed sale caused by an employee’s election to make a cashless exercise of his or her option through a broker, or any other market sale for the purpose of generating the cash necessary to pay the option exercise price.

Rule 10b5-1 plans

Rule 10b5-1 of the Securities Exchange Act of 1934 provides an affirmative defense from insider trading liability under Rule 10b5. If the plan meets the requirements of Rule 10b5-1, Sterling securities may be purchased or sold without regard to certain insider trading restrictions. A Rule 10b5-1 plan must be entered into at a time when such person is not aware of any material nonpublic information. The plan must either specify the amount, pricing and/or timing of the transactions in advance or delegate discretion for one or more of such matters to a third party. Once the plan is adopted, the person must not exercise any influence over such trade instructions, subject to limited exceptions. To comply with this policy, a Rule 10b5-1 trading plan must be approved in advance by the Company’s Chief Legal Officer.

Material Nonpublic Information

Materiality

Information is considered “material” if it is likely that a reasonable investor would consider it important in arriving at a decision to buy, sell or hold Sterling securities, whether such information is positive or negative. Examples of information that may be deemed material include, whether proposed, pending or having already occurred:

● the financial and operational results from a previously completed quarter or year;	● a borrowing outside the ordinary course or a significant change in the terms of debt;
● an earnings estimate;	● a tender offer;
● a change in or confirmation of a previously announced earnings estimate;	● a securities offering or repurchase;
● a significant expansion or curtailment of operations;	● a regulatory or litigation proceeding;
● a significant increase or decrease in business;	● a change in dividend policy or the declaration of a dividend;
● a merger, acquisition or disposition relating to significant asset(s);	● a liquidity change; or
● a significant change in management.

Insider Trading Policy	Page 4
Data Classification Level: Internal

Sterling Bancorp, Inc.

This list is not exhaustive; other types of information may be material at any particular time, depending on the circumstances. Keep in mind that any review of a person’s transactions will be completed after the fact, with the benefit of hindsight.

Nonpublic Information

Nonpublic information means that such information has not been broadly disclosed to the marketplace, such as by press release or a filing with the Securities and Exchange Commission, and/or the investing public has not had time to absorb the information fully. Nonpublic information may include:

●	information available to a select group of persons subject to confidentiality obligations to Sterling;
●	undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and
●	Information that has been entrusted to Sterling on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information.

The amount of elapsed time that is sufficient will vary depending upon the nature and significance of the information. Generally, waiting until the third trading day following the day the information is released should allow the market sufficient time to assimilate newly disclosed information. For example, if Sterling were to make an announcement of material nonpublic information on a Monday, Covered Persons would be prohibited from trading in Sterling securities until the market opens on Thursday.

Additional Prohibited Transactions

The Company considers it improper and inappropriate for any Covered Person to engage in short-term or speculative transactions in Sterling securities. Therefore, Covered Persons may not engage in any of the following transactions:

Short Sales

Short sales (a sale of securities which are not then owned) of Sterling securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of Sterling securities are prohibited by this policy. In addition, Section 16(c) of the Securities Exchange Act of 1934 prohibits directors and executive officers from engaging in short sales.

Standing Orders

Standing orders (except under approved Rule 10b5-1 plans, see above) that extend beyond the date the order is placed should not be used. The problem with purchases or sales resulting from standing instructions to a broker is that there is no control over the timing of the transaction. The broker could execute a transaction when a person is in possession of material nonpublic information.

Publicly Traded Options

A transaction in options (other than options granted under a Company equity plan) is, in effect, a bet on the short-term movement of Sterling stock and therefore creates the appearance that the Covered Person is trading based on inside information. Transactions in options also may focus the Covered Person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited by this policy.

Hedging Transactions

Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a Covered Person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow for the Covered Person to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the Covered Person may no longer have

Insider Trading Policy	Page 5
Data Classification Level: Internal

Sterling Bancorp, Inc.

the same objectives as the Company or other Sterling shareholders. Therefore, these types of transactions are prohibited by this policy.

Margin Accounts and Pledges

A person desiring to hold Sterling securities in a margin account or pledge Sterling securities as collateral for a loan, or materially amending an existing margin account or pledge, must notify the Company’s Chief Legal Officer prior to taking such action. Sterling held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Sterling securities, Covered Persons should exercise caution in holding Sterling securities in a margin account or pledging the Sterling securities as collateral for a loan. A person desiring to hold Sterling securities in a margin account or pledge Sterling securities as collateral for a loan should have the financial capacity to repay the loan without resort to the margin or pledged securities.

Other

This policy prohibits the use of derivative securities to separate any financial interest in Sterling securities from the related voting rights. In addition, to prevent any appearance of improper conduct by any Covered Persons, this policy prohibits any transaction in Sterling securities where a reasonable investor would conclude that such transaction is for short-term gain or is speculative.

Window Periods Applicable to Directors and Designated Employees

In addition to the other restrictions set forth in this policy, all Directors and Designated Employees may only purchase or sell Sterling securities within the designated “window periods” set forth below, unless such person has pre-cleared the transaction with the Company’s Chief Legal Officer. Such pre-clearance will rarely be given and should not be requested unless a hardship or unusual circumstance exists or is threatened. Unless revoked, a grant of permission will remain valid until the close of trading two business days following the day on which such permission was granted. If the transaction does not occur during the two-day period, pre-clearance of the transaction must be re-requested. Although employees who are not Directors or Designated Employees and are not aware of material nonpublic information are free to purchase or sell Sterling securities at any time, we urge all employees to limit their purchases or sales to the “window periods” described below.

Generally, each “window period” begins on the third trading day following Sterling’s issuance of a press release disclosing quarterly or annual financial results and ends on the close of the 25th day of the last month of the current quarter (i.e., the 25th of March, June, September of each year), with the exception of December, when the window period remains open until the 31st day of the month. However, even during these trading windows, a Covered Person who is in possession of any material non-public information should not trade in Sterling’s securities until the information has been made publicly available for at least two full trading days or is no longer material. Occasionally, the Company may determine that “window periods” are unavailable or will be delayed, and such determination may or may not be communicated to Designated Employees. Therefore, even if the “window period” is open, Directors and Designated Employees must check with the Company’s Chief Legal Officer prior to any and all trading in Sterling securities subject to this policy.

See “Securities Transactions Subject to This Policy,” above, for a discussion of option exercises; to the extent the policy applies to such matters, such transactions can only occur during window periods.

In addition, gifts are permitted to be made outside the window period, but only if such person obtains written confirmation that the recipient will not sell such securities prior to the next window period (in which case, such recipient may sell anytime thereafter).

Insider Trading Policy	Page 6
Data Classification Level: Internal

Sterling Bancorp, Inc.

Section 16/Form 144 Rules Applicable to Directors and Certain Executive Officers

Section 16

The Company’s directors and certain of its executive officers are subject to the provisions of Section 16 of the Securities Exchange Act of 1934 with respect to Sterling equity securities (including derivatives related thereto), which among other things prohibits such persons from engaging in any non-exempt sale transaction within six months of any non-exempt purchase transaction. Penalties for violation include among other things the recovery by the Company of the “shortswing” profits.

Further, any change in such person’s pecuniary interest, directly or indirectly (including one’s spouse, children and relatives sharing one’s household, as well as other entities such as trusts, corporations, and partnerships in which such person has an interest), in any Sterling equity securities (including derivatives related thereto) must be reported to the Securities and Exchange Commission on a Form 4 within two business days of the change. Even a change in the nature of one’s ownership, e.g., from direct to indirect, must be reported, despite the fact that there is no net change. Although the Company’s Chief Legal Officer and outside counsel will assist reporting persons in preparing and filing the required reports, the reporting persons retain responsibility for the reports.

Form 144

The Company’s directors and its executive officers who are subject to the provisions of Section 16 of the Securities Exchange Act of 1934 are also required to file a Form 144 with the Securities and Exchange Commission before making certain open market sales of Sterling securities. Form 144 notifies the Securities and Exchange Commission of one’s intent to sell such securities. This form is generally prepared and filed by one’s broker and is in addition to the Section 16 reports filed on such person’s behalf.

Enforcement

Any employee who violates this policy may be subject to disciplinary action, up to and including termination, and any such violation may expose the Company and the violator to both civil and criminal penalties under the law.

Responsibility

The Company’s Chief Legal Officer is responsible for administering, interpreting, and monitoring for compliance of this policy. Covered Persons may contact the Chief Legal Officer with questions regarding this Policy.

Ultimately, the responsibility for adhering to this policy and avoiding unlawful transactions (or the appearance of unlawful transactions) rests with each individual.

Insider Trading Policy	Page 7
Data Classification Level: Internal

Sterling Bancorp, Inc.

Appendix A – Insider Trading Policy - Designated Employees

Any Designated Employee of the Company (the Company’s Chairman, Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, employees and consultants reporting directly to them, and certain other employees of the Company and its affiliates designated by the Chief Executive Officer or Chief Financial Officer) or member of Sterling’s Board of Directors (a “Director”) should also see “Window Periods Applicable to Directors and Designated Employees” below. Directors and Designated Employees must check with the Company’s Chief Legal Officer prior to any and all trading in Sterling securities subject to this policy. The Company’s Chief Legal Officer maintains a current list of Designated Employees. Employees are notified once they are added to the list and become a Designated Employee.

1.	President, Chief Executive Officer
2.	Chief Financial Officer
3.	Chief Operating Officer
4.	Chief Legal Officer
5.	General Counsel 6. Chief Auditor
7.	Chief Risk Officer
8.	Chief Compliance Officer
9.	Controller
10.	Treasurer
11.	Corporate Planning Manager

Insider Trading Policy	Page 8
Data Classification Level: Internal